Exhibit 10.1

EXECUTION COPY

U.S. $130,000,000

CREDIT AGREEMENT

Dated as of March 8, 2005

Among

THE NORTH AMERICAN COAL CORPORATION

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIGROUP GLOBAL MARKETS INC.

as Lead Arranger and Book Manager

and

KEYBANK NATIONAL ASSOCIATION

and

PNC BANK, NATIONAL ASSOCIATION

as Syndication Agents

and

CITIBANK, N.A.

as Agent

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms	5
SECTION 1.02.	Computation of Time Periods	15
SECTION 1.03.	Accounting Terms	15

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	24
SECTION 3.02.	Conditions Precedent to Each Borrowing	25
SECTION 3.03.	Determinations Under Section 3.01	25

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	25

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.	Affirmative Covenants	29
SECTION 5.02.	Negative Covenants	32
SECTION 5.03.	Financial Covenants	36

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	36

ARTICLE VII

THE AGENT

SECTION 7.01.	Authorization and Action	38
SECTION 7.02.	Agent’s Reliance, Etc.	38
SECTION 7.03.	Citibank and Affiliates	38
SECTION 7.04.	Lender Credit Decision	39
SECTION 7.05.	Indemnification	39
SECTION 7.06.	Successor Agent	39

ARTICLE VIII

MISCELLANEOUS

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 1.01 – Inter-company Unconsolidated Debt

Schedule 3.01(b) - Disclosed Litigation

Schedule 4.01(p) - Subsidiaries

Schedule 4.01(s) - Licenses, Permits, etc.

Schedule 4.01(t) - Material Contracts

Schedule 5.02(a) - Existing Liens

Schedule 5.02(i) – Surviving Debt

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Term Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D-1	-	Form of Opinion of Jones Day, counsel for the Borrower

Exhibit D-2	-	Form of Opinion of Thomas A. Koza, Esq., counsel for the Borrower

CREDIT AGREEMENT

Dated as of March 8, 2005

           THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

           SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Advance” means a Revolving Credit Advance or a Term Advance.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

     “Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     “Applicable Margin” means as of any date, a percentage per annum determined by reference to the Debt/EBITDA Ratio in effect on such date as set forth below:

		Applicable Margin for
	Applicable Margin	Eurodollar Rate	Applicable Margin
Debt/EBITDA	for	Revolving Credit	for Eurodollar Rate
Ratio	Base Rate Advances	Advances	Term Advances
Level 1 Less than or equal to 2.0 to 1.0	0.00%	0.625%	0.750%
Level 2 Greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0	0.00%	0.725%	0.875%
Level 3 Greater than 2.5 to 1.0 but less than or equal to 2.75 to 1.0	0.00%	0.825%	1.000%

		Applicable Margin for
	Applicable Margin	Eurodollar Rate	Applicable Margin
Debt/EBITDA	for	Revolving Credit	for Eurodollar Rate
Ratio	Base Rate Advances	Advances	Term Advances
Level 4 Greater than 2.75 to 1.0 but less than 3.0 to 1.0	0.00%	1.025%	1.250%
Level 5 Greater than or equal to 3.0 to 1.0	0.00%	1.450%	1.750%

The Applicable Margin for each Advance shall be determined by reference to the ratio in effect from time to time; provided, however, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Agent receives the certificate of a Responsible Officer of the Borrower demonstrating such ratio required to be delivered pursuant to Section 5.01(h)(i) or (ii), as the case may be, and (B) the Applicable Margin shall be at Level 5 for so long as the Borrower has not submitted to the Agent the certificate described in clause (A) of this proviso as and when required under Section 5.01(h)(i) or (ii), as the case may be.

     “Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Debt/EBITDA Ratio in effect on such date as set forth below:

Applicable
Debt/EBITDA Ratio	Percentage
Level 1 Less than or equal to 2.0 to 1.0	0.125%
Level 2 Greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0	0.150%
Level 3 Greater than 2.5 to 1.0 but less than or equal to 2.75 to 1.0	0.175%
Level 4 Greater than 2.75 to 1.0 but less than 3.0 to 1.0	0.225%
Level 5 Greater than or equal to 3.0 to 1.0	0.300%

The Applicable Percentage shall be determined by reference to the ratio in effect from time to time; provided, however, that (A) no change in the Applicable Percentage shall be effective until three Business Days after the date on which the Agent receives the certificate of a Responsible Officer of the Borrower demonstrating such ratio required to be delivered pursuant to Section 5.01(h)(i) or (ii), as the case may be, and (B) the Applicable Percentage shall be at Level 5 for so long as the Borrower has not submitted to the Agent the certificate described in clause (A) of this proviso as and when required under Section 5.01(h)(i) or (ii), as the case may be.

     “Appropriate Lender” means, at any time, with respect to either of the Term or Revolving Credit Facilities, a Lender that has a Commitment with respect to such Facility at such time.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

     (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York in Federal Reserve Statistical Release H.15(519) or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

     (c) 1/2 of one percent per annum above the Federal Funds Rate.

     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

     “Borrowing” means a Revolving Credit Borrowing or a Term Borrowing.

     “Business Day” means a day of the year on which commercial banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     “Commitment” means a Term Commitment or a Revolving Credit Commitment.

     “Confidential Information” means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

     “Consolidated Subsidiary” means each Subsidiary that is included in the Consolidated balance sheet of the Borrower prepared in accordance with GAAP, other than Project Mining Subsidiaries.

     “Consolidated Total Assets” means, as of any date of determination, (a) the total amount of all assets of the Borrower and its Consolidated Subsidiaries as such amounts would be shown as assets on a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of such time prepared in accordance with generally accepted accounting principles, minus (b) to the extent included in clause (a), all amounts properly attributable to minority interest, if any, in the stock and surplus of Consolidated Subsidiaries.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and amounts owed to NACCO under the Tax Sharing Agreement and/or in respect of state taxes paid by NACCO on behalf of the Borrower and its Subsidiaries), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, surety bonds or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     “Debt/EBITDA Ratio” means, at any date of determination, the ratio of Consolidated Recourse Debt of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lenders pursuant to Section 5.01(h)(i) or (ii), as the case may be, to Consolidated EBITDA of the Borrower and its Subsidiaries for such fiscal quarter and the immediately preceding three fiscal quarters.

     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     “Disclosed Litigation” has the meaning specified in Section 3.01(b).

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense on Consolidated Recourse Debt (including, without limitation, letter of credit fees in respect of letters of credit included in Consolidated Recourse Debt), (b) income tax expense, (c) depreciation, depletion and amortization expense of the Borrower and all Consolidated Subsidiaries, (d) negative extraordinary items, (e) negative cumulative effect of accounting changes, (f) loss from discontinued operations, (g) minority interest charges, (h) the product of (x) equity in earnings of unconsolidated Affiliates multiplied by (y) the tax rate of such unconsolidated Affiliates divided by (z) (1 minus such tax rate), (i) operating lease payments under lease agreements subject to letters of credit included in Consolidated Recourse Debt, (j) negative non-recurring items and (k) equity contributions from, and subordinated Debt owing to, NACCO to the extent not used for Investments pursuant to Section 5.02(e)(viii) less (i) positive extraordinary items, (ii) positive cumulative effect of accounting changes, (iii) income from discontinued operations, (iv) minority interest credits, (v) the product of (x) equity in loss of unconsolidated Affiliates multiplied by (y) the tax rate of such unconsolidated Affiliates divided by (z) (1 minus such tax rate), and (vi) positive non-recurring items, in each case for the Borrower and its Consolidated Subsidiaries and determined in accordance with GAAP for such period.

     “Effective Date” has the meaning specified in Section 3.01.

     “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval, in either case, not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, human health, human safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days, unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; or (i) the imposition of any other material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to “employee benefit plans” (as defined in Section 3(3) of ERISA).

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a period equal to such Interest Period or, if for any reason such rate is not available, the rate per annum at which deposits in U.S. dollars are offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.08 by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

     “Events of Default” has the meaning specified in Section 6.01.

     “Facility” means the Term Facility or the Revolving Credit Facility.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “Fixed Charge Coverage Ratio” means the ratio set forth in Section 5.03(b).

     “GAAP” has the meaning specified in Section 1.03.

     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     “Information Memorandum” means the information memorandum dated February 2, 2005 used by the Agent in connection with the syndication of the Commitments.

     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after any principal repayment installment date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;

     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

     (c) in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Revolving Credit Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

     (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of “Debt” in respect of such Person.

     “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     “Marketable Securities” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 360 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits or Eurodollar deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or results of operations, of the Borrower and its Subsidiaries taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

     “Material Contract” means each coal or other supply or services contract to which the Borrower or any Subsidiary is a party and which provides for annual payments to the Borrower or any Subsidiary which are expected to be in excess of $5,000,000.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     “NACCO” means NACCO Industries, Inc., a Delaware corporation.

     “Net Proceeds” means, with respect to any sale of property by the Borrower or any Subsidiary, the net proceeds from such sale received by the Person, net of:

     (a) actual expenses and fees relating to such sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

     (b) taxes paid or payable or estimated by the Borrower (in good faith) to be payable in connection with such sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions or any tax sharing arrangements;

     (c) repayment or prepayment of any Debt that is required to be repaid or prepaid in connection with such sale;

     (d) provision for minority interest holders in any Subsidiary as a result of such sale;

     (e) payments of unassumed liabilities (not constituting Debt) relating to the assets or property sold at the time of, or within 30 days after, the date of such sale; and

     (f) appropriate amounts to be provided by the Borrower or any Subsidiary as the case may be, as reserves in accordance with GAAP, against any liabilities associated with such sale and retained by the Borrower or any Subsidiary, as the case may be, after the sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such sale.

     “NMHG Bonds” means the 10% senior notes issued by NMHG Holding Co. due 2009 in an aggregate principal amount of $250,000,000.

     “Nonrecourse Debt” means any Debt other than Recourse Debt.

     “Note” means a Revolving Credit Note or a Term Note.

     “Notice of Borrowing” has the meaning specified in Section 2.02(a).

     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Phillips Purchase Agreement” means the Purchase and Sale Agreement dated October 11, 2000 among Phillips Petroleum Company, Phillips Coal Company, North Gillette Limited Liability Company and The North American Coal Corporation.

     “Plan” means a Single Employer Plan or a Multiple Employer Plan.

     “Project Mining Subsidiary” means any Subsidiary of the Borrower (a) whose Debt is Non-recourse Debt and (b) the utility customers of which finance or guarantee the financing and certain other obligations of such Subsidiary.

     “Recourse Debt” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person (other than trade payables incurred in the ordinary course of business and amounts owed to NACCO under the Tax Sharing Agreement and/or in respect of state taxes paid by NACCO on behalf of the Borrower and its Subsidiaries and other than indebtedness owed by the Borrower to its unconsolidated Subsidiaries as set forth on Schedule 1.01) plus Debt comprised of letters of credit that support obligations under operating leases, but shall not include indebtedness as to which no recourse may be asserted against the Borrower or any of its Consolidated Subsidiaries except to the extent that such indebtedness is secured by a Lien on specified assets of the Borrower or any of its Consolidated Subsidiaries.

     “Reference Bank” means Citibank.

     “Register” has the meaning specified in Section 8.07(d).

     “Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

     “Responsible Officer” means any of the following officers of the Borrower: the chairman of the board of directors, chief executive officer, president, secretary, any vice president and, with respect to financial matters, the chief financial officer, treasurer or controller of the Borrower.

     “Revolving Credit Advance” has the meaning specified in Section 2.01(b).

     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01.

     “Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lender’s Revolving Credit Commitments at such time and the Revolving Credit Advances made thereunder.

     “Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

     “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and such ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

     “SPC” has the meaning specified in Section 8.07(f) hereto.

     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

     “Tax Sharing Agreement” means that certain Amended Tax Sharing Agreement between NACCO and its Subsidiaries, dated May 14, 1997, related to the allocation of federal tax liabilities among NACCO and its Consolidated U.S. Subsidiaries, as amended, supplemented or otherwise modified from time to time.

     “Term Advance” has the meaning specified in Section 2.01(a).

     “Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

     “Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

     “Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time and the Term Advances made thereunder.

     “Term Lender” means any Lender that has a Term Commitment.

     “Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended.

     “Termination Date” means the earlier of March 8, 2010 and the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

     “Type” means, as to any Advance, its nature as a Base Rate Advance or Eurodollar Rate Advance.

     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01. The Advances. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

          (b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

          SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (d) Unless the Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such

Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Credit Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2005, and on the Termination Date.

          (b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

          SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Revolving Credit Commitments and the Term Commitments, provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

          (b) Mandatory. On the date of the Term Borrowing, after giving effect to such Term Borrowing, and from time to time thereafter upon each repayment or prepayment of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Term Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Term Advances outstanding at such time.

          SECTION 2.05. Repayment of Advances. (a) Term Advances. The Borrower shall repay to the Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
March 8, 2006	$10,000,000
March 8, 2007	$10,000,000
March 8, 2008	$10,000,000
March 8, 2009	$10,000,000
March 8, 2010	$15,000,000

provided, however, that the final principal installment shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

          (b) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

          SECTION 2.06. Optional Prepayments of Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such prepayment of any Term Advances shall be applied to the installments thereof as the Borrower may direct.

          SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be paid in full.

     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

          SECTION 2.08. Interest Rate Determination. (a) The Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by the Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii). Any change in the interest rate on an Advance resulting from a change in the Base Rate or the Eurocurrency Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective.

          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.

          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          (f) If Moneyline Telerate Markets Page 3750 is unavailable and the Reference Bank fails to furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

     (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

     (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances in an amount deemed by such Lender to be material (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, promptly after demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with the adoption of or any change in any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type by an amount deemed by such Lender to be material, then, promptly after demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10(b) for any amounts incurred more than twelve months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that if the circumstances giving rise to such claim have a retroactive effect, then such twelve-month period shall be extended to include the period of such retroactive effect. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Notes held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

          (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

          (f) If the Agent receives funds for application to the obligations of the Borrower hereunder under circumstances for which this Agreement does not specify the Advances or the Facility to which, or the manner in which, such funds are to applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances or other obligations owed to such Lender, and for application to such principal installments, as the Agent shall direct.

          SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the United States or by the jurisdictions under the laws of which such Lender or the Agent (as the case may be) is organized, in which its principal office is located, carries on business, or any political subdivision thereof (other than as a result of a connection arising solely from the Lender, the Agent or other recipient having executed, delivered or performed its obligations or received a payment hereunder or under the Notes) and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which such Applicable Lending Office is located or (iii) U.S. withholding taxes excluded from Taxes pursuant to Section 2.13(e) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes by the Borrower to a taxing or other authority, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States or otherwise not a “United States person” within the meaning of section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8BEN or such other form as the Borrower, in its discretion, believes is necessary under the Treasury Regulations (and, if such Lender has so certified that it is not a “bank”, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or the Notes or (in the case of a Lender certifying that it is not a “bank”), certifying that such Lender is a foreign corporation, partnership, estate or trust and is the beneficial owner of the interest. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States federal withholding tax rate in excess of zero on payments pursuant to this Agreement or the Notes, then, withholding tax at such rate shall be considered excluded from Taxes and the Borrower will not be obligated to pay any additional amount or to indemnify in respect of such excluded withholding taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date but at a rate not in excess of the rate applicable to the Lender assignor as of such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI or other applicable form (or the related certificate described above), that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender has failed or is unable to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure or inability is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure or inability; provided, however, that should a Lender become subject to Taxes because of its failure or inability to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (h) If the Agent, a Lender or an assignee thereof determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower; provided, however, that the Borrower, upon the request of such Agent, Lender or assignee, as applicable, agrees to repay the amount paid over to the Borrower pursuant to this Section 2.13(h) to the extent that such Agent, Lender or assignee, as applicable, is required to repay such refund to the applicable governmental authority. Nothing contained in this Section 2.13(h) shall require the Agent or any Lender to make available its tax returns to the Borrower or any other Person.

          (i) If any Lender or the Agent changes its residence, place of business or applicable lending office, or takes any similar action and the effect of such change or action, as of the date thereof, would be to increase the amounts that the Borrower is obligated to pay or indemnify under this Section 2.13 (without regard to this Section 2.13(i)), then the Borrower shall not be obligated to pay or to indemnify the amount of such increase.

          (j) Each Lender that is a “United States person,” within the meaning of section 7701(a)(30) of the Code, and that is not an “exempt recipient,” as defined in Treasury Regulation Section 1.6049-4(c), with respect to which no withholding is required shall, in the case of each Lender that is a signatory hereto, on or prior to the date of its execution and delivery of this Agreement and, in the case of an assignee or a participant, on or prior to the date of the assignment or sale of a participation interest to which it becomes a Lender, provide to the Borrower two complete copies of Form W-9 or any successor form.

          SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, provided further that, so long as the obligations of the Borrower under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including liquidity support for commercial paper and acquisition financing.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

     (a) There shall have occurred no Material Adverse Change since December 31, 2003.

     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

     (c) The Agent shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, reasonably satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

     (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

     (e) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

     (f) The Borrower shall have paid all reasonable accrued fees and expenses of the Agent (including the accrued reasonable fees and expenses of counsel to the Agent) for which invoices have been presented on or before the Effective Date.

     (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

     (ii) No event has occurred and is continuing that constitutes a Default.

     (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

     (i) The Notes to the order of the Lenders.

     (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

     (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

     (iv) A satisfactory opinion of (A) Jones Day, counsel for the Borrower, substantially in the form of Exhibit D-1 hereto and (B) Thomas A. Koza, Esq., Vice President-Law and Administration of the Borrower, substantially in the form of Exhibit D-2 hereto and, in each case, as to such other matters as any Lender through the Agent may reasonably request.

     (v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

     (i) The Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under the $175,000,000 Credit Agreement dated as of October 11, 2000 among the Borrower, the lenders parties thereto and Citibank, as agent for such lenders, and each of the Lenders that is a party to such Credit Agreement hereby waives, upon execution of this Agreement, the three Business Days notice required by Section 2.04 of such Credit Agreement relating to the termination of commitments thereunder.

     SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Appropriate Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

     (a) the representations and warranties contained in Section 4.01 (except the representations and warranties set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any applicable law or any material contractual restriction binding on or affecting the Borrower.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

     (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by processing in equity or at law).

     (e) The Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2003, and the related Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, an independent public accounting firm, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2003, there has been no Material Adverse Change.

     (f) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to materially adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except to the extent of advances or distributions made by the Borrower to NACCO to purchase shares of NACCO capital stock.

     (h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     (i) The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

     (j) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“NPL”) or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency (“CERCLIS”) or any analogous foreign, state or local list or, to the best knowledge of the Borrower, is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by the Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or, to the best of its knowledge, any adjoining property.

     (k) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at or transported to or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

     (l) Each Plan has been operated and administered in compliance with its terms and all applicable laws except as could not reasonably be expected to result in a Material Adverse Effect.

     (m) The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standard’s Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 498B of the Code) of the Borrower is not material.

     (n) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

     (o) As of the January 1, 2004 annual actuarial valuation date, (i) with respect to each Plan other than the NACCO Materials Handling Group, Inc. Defined Benefit Plan for Union Employees (the “NMHG Plan”), the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, exceeds 90%, and with respect to the NMHG Plan, the funded current liability percentage exceeds 60%, and (ii) with respect to each Plan, the unfunded current liability does not exceed $15,000,000; and there has been no material adverse change in the funding status of any Plan since such date.

     (p) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

     (q) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

     (r) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained, as of the date such information, exhibit or report was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

     (s) (i) Schedule 4.01(s) contains (except as noted therein) as of the date hereof complete and correct lists of (A) the Borrower’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and (B) the Borrower’s directors and senior officers.

     (ii) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 4.01(s) as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 4.01(s) or permitted hereunder).

     (iii) As of the date hereof, each Subsidiary identified in Schedule 4.01(s) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

     (iv) As of the date hereof, no Subsidiary identified on Schedule 4.01(s) is a party to, or otherwise subject to, any legal restriction or any agreement (other than the agreements listed on Schedule 4.01(s) and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

     (t) As of the date hereof, the Borrower and its Subsidiaries have good and sufficient title to their respective properties which the Borrower and its Subsidiaries own or purport to own that in the aggregate are material, including all such properties reflected in the most recent audited balance sheet referred to in Section 4.01(e) or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that in the aggregate are material are valid and subsisting and are in full force and effect in all material respects.

     (u) Except as disclosed in Schedule 4.01(u), as of the date hereof,

     (i) the Borrower and its Subsidiaries own or are licensed to use all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material, without known conflict with the rights of others except for those conflicts, that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

     (ii) to the best knowledge of the Borrower, no product of the Borrower or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

     (iii) to the best knowledge of the Borrower, there is no material violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower or any of its Subsidiaries.

     (v) Schedule 4.01(v) accurately sets out, as of the date hereof, a list and description of all Material Contracts. As of the date hereof, each Material Contract is in full force and effect and is a legal, valid and binding obligation of each of the parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights. As of the date hereof, there is no default or breach by the Borrower or any Subsidiary or any other Person under any Material Contract (and there exists no state of facts which after notice or the passage of time or both would constitute such a default or breach) and there are no proceedings, actual or threatened, which, in each case, have or could reasonably be expected to result in the revocation, cancellation, suspension or any material adverse modification of any Material Contract.

ARTICLE V

COVENANTS OF THE BORROWER

          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(i), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries (other than the Project Mining Subsidiaries) to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, could reasonably be expected by law to become a Lien (other than a Lien permitted by Section 5.02(a)(iv)) upon its property; provided, however, that neither the Borrower nor any of such Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors. The Borrower will cause each Project Mining Subsidiary to pay and discharge at or before the due date thereof, all of its income tax liabilities and obligations under the Tax Sharing Agreement.

     (c) Maintenance of Insurance. Maintain, and cause each of its Consolidated Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause (or with respect to any Project Mining Subsidiary, will use its best efforts to cause) each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises except, in the case of rights and franchises, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

     (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants at the expense of the Borrower only upon the occurrence of and during the continuance of an Event of Default.

     (f) Keeping of Books. Keep proper consolidated books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the consolidated accounts of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause (or with respect to any Project Mining Subsidiary, will use its best efforts to cause) each of its Subsidiaries to maintain and preserve, all of its properties that are used and necessary and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     (h) Reporting Requirements. Furnish to the Lenders:

     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail (x) the calculations necessary to demonstrate compliance with Section 5.03, (y) the Investments made pursuant to Section 5.02(e)(e)(vi), (vii) and (viii) during such fiscal quarter and (z) the Restricted Payments made pursuant to Section 5.02(f) during such fiscal quarter, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Required Lenders and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail (x) the calculations necessary to demonstrate compliance with Section 5.03, (y) the Investments made pursuant to Section 5.02(e)(e)(vi), (vii) and (viii) during such fiscal year and (z) the Restricted Payments made pursuant to Section 5.02(f) during such fiscal year, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

     (iv) promptly after the sending or filing thereof, copies of all reports, if any, that the Borrower sends to any of its securityholders other than NACCO, and copies of all reports and registration statements that the Borrower or its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

     (vi) (A) promptly and in any event within 30 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

     (vii) promptly and in any event within two Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

     (viii) promptly and in any event within 30 days after the receipt thereof by the Borrower or any ERISA Affiliate, a copy of the annual actuarial report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% and the unfunded current liability of which exceeds $12,000,000;

     (ix) promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B);

     (x) promptly after the assertion or occurrence thereof, written notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and

     (xi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

     (i) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

     (j) Delivery of Reclamation Plans. If an Event of Default shall have occurred and be continuing, at the request of the Agent, provide to the Lenders promptly, at the expense of the Borrower, the reclamation plan for the properties described in such request indicating the presence or absence of Hazardous Materials and the estimated cost of any legally required compliance with applicable laws, removal or remedial action in connection with any Hazardous Materials on such properties.

                    SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

                    (a) Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, other than:

                         (i) purchase money Liens upon or in any real property or equipment or other fixed or capital assets acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or other fixed or capital assets or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment or other fixed or capital assets, or Liens existing on such property or equipment or other fixed or capital assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment or other fixed or capital assets being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

                         (ii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

                         (iii) Liens securing Debt other than Recourse Debt in an aggregate principal amount not to exceed $2,500,000 at any time outstanding,

                         (iv) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (A) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(B) hereof; (B) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained in accordance with generally accepted accounting principles; (C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations including, without limitation, unemployment insurance and other social security legislation; and (D) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially interfere with the use of such property for its present purposes,

                         (v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case for any Consolidated Subsidiaries and incurred in the ordinary course of business,

                         (vi) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted, to the extent the amount thereof (in excess of applicable insurance coverage) does not exceed, in the aggregate, $15,000,000, but only so long as such legal or equitable encumbrances (A) are being actively contested in good faith by appropriate proceedings or (B) are paid or otherwise discharged within ten days after a Responsible Officer obtains knowledge thereof,

                         (vii) environmental Liens with respect to liabilities in an aggregate amount (in excess of applicable insurance coverage) not exceeding $1,000,000 (A) to the extent such liabilities are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been established or (B) which are released or otherwise discharged within ten days after a Responsible Officer obtains knowledge thereof,

                         (viii) Liens arising pursuant to Section 412(n) of the Internal Revenue Code or Section 4068(a) of ERISA with respect to liabilities in an aggregate amount not exceeding $1,000,000 if (A) the defaulted payments to which such Liens relate are made within ten days after a Responsible Officer obtains knowledge of such defaulted payments and such Liens are released as promptly as practicable thereafter or (B) the obligation to make such payments is being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been established,

                         (ix) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased,

                         (x) options or rights granted to the customers of any Project Mining Subsidiary to acquire the capital stock of such Project Mining Subsidiary in connection with the mining or lignite sales agreement relating to such Project Mining Subsidiary,

                         (xi) restrictions on the transferability of the capital stock and certain assets of any Project Mining Subsidiary without the consent of the customers of such Project Mining Subsidiary,

                         (xii) options or rights granted to (A) the customer of any Project Mining Subsidiary to acquire the capital stock of such Project Mining Subsidiary and/or certain assets of such Project Mining Subsidiary and (B) the Borrower to transfer to the customer of any Project Mining Subsidiary the capital stock and/or certain assets of such Project Mining Subsidiary, in each case in connection with the termination, if any, of the mining or lignite sales agreement relating to such Project Mining Subsidiary,

                         (xiii) rights of any customer of the Borrower or any Subsidiary to acquire, or rights of the Borrower or such Subsidiary to transfer to such customer, certain assets or other property of the Borrower (other than property that constitutes capital stock of a Subsidiary) or such Subsidiary and used solely in the conduct of the business of the Borrower or such Subsidiary with such customer, to the extent that such rights are exercisable in connection with a mining agreement or sales agreement,

                         (xiv) other Liens securing Recourse Debt in an aggregate principal amount not to exceed $2,500,000 at any time outstanding, and

                         (xv) the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

                    (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Project Mining Subsidiary may merge or consolidate with or into, or dispose of assets to, its utility customers, (iii) any Subsidiary may merge or consolidate with or into any Person if such Subsidiary is the surviving entity and (iv) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

                    (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

                    (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof or that are reasonably related thereto.

                    (e) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

                         (i) Investments by the Borrower and its Subsidiaries in the Consolidated Subsidiaries of the Borrower;

                         (ii) loans and advances to employees in the ordinary course of the business (including for travel, entertainment and relocation expenses) of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

                         (iii) Investments in Marketable Securities;

                         (iv) Investments consisting of intercompany Debt within the group of the Borrower and its Subsidiaries;

                         (v) Investments consisting of trade credit in the ordinary course of business;

                         (vi) Investments consisting of loans and advances to NACCO made by the Borrower in the ordinary course of business (which loans and advances will be used by NACCO for general corporate purposes);

                         (vii) Investments made with the proceeds of subordinated debt issued to NACCO and/or equity contributions from NACCO;

                         (viii) other Investments; provided that with respect to Investments made under this clause (viii), (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom, (B) any company or business acquired or invested in pursuant to this clause (viii) shall be in the same line of business as the Borrower or any of its Subsidiaries or in power plants fueled by coal or in coal gasification plants (except that the Borrower may make Investments in connection with the development of power plants fueled by coal or coal gasification plants (other than nuclear power plants) in Mississippi to the extent of its right to participate in such development as set forth in the Phillips Purchase Agreement) and (C) immediately after giving effect to such Investment pursuant to this clause (viii), the Debt/EBITDA Ratio as of the last day of the fiscal quarter ending immediately prior to the date such Investment is made, giving pro forma effect to such Investment as if it had been made on the last day of such fiscal quarter, does not exceed 3.25 to 1.00, as evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Lenders demonstrating such compliance;

                         (ix) Investments in the NMHG Bonds in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

                         (x) Investments permitted under Sections 5.02(f), (h) or (i).

                    (f) Restricted Payments. Directly or indirectly, or permit any of its Subsidiaries to (i) declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any equity interests of the

Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary or (ii) otherwise make any distribution to NACCO, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (other than distributions payable solely in common stock of the Person making such distributions) (collectively, “Restricted Payments”), except that:

                         (A) the Borrower or any Subsidiary may make any Restricted Payment so long as the Debt/EBITDA Ratio as of the last day of the fiscal quarter ending immediately prior to the date of such Restricted Payment, giving pro forma effect to such Restricted Payment as if it had occurred on the last day of such fiscal quarter, does not exceed 3.25 to 1.00;

                         (B) notwithstanding the provisions of clause (A) above, the Borrower may make Restricted Payments to NACCO (i) in respect of the Borrower’s allocable share of NACCO’s overhead and other selling, general and administrative expenses (including legal, accounting, other professional fees and costs) incurred in the ordinary course of business, (ii) in respect of liabilities of NACCO arising from, in connection with or relating to the closing of certain mining operations of Bellaire Corporation, (iii) in respect of amounts due to NACCO under the Tax Sharing Agreement and (iv) in respect of state taxes paid by NACCO on behalf of the Borrower and its Subsidiaries; and

                         (C) notwithstanding the provisions of clause (A) above, any Subsidiary may make Restricted Payments to the Borrower.

                    (g) Sales of Assets. Sell, lease or otherwise dispose, or permit any Subsidiary to, sell, lease or otherwise dispose, of any substantial part (as defined below) of the assets of the Borrower and its Subsidiaries (including, without limitation, accounts receivable, leasehold interests and the capital stock or other equity interests in any Subsidiary) in any fiscal year; provided, however, that the Borrower or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Borrower and its Subsidiaries if (x) such assets are sold for cash in an arm’s-length transaction for fair market value to a Person other than an Affiliate, (y) at such time and after giving effect thereto, no Default shall have occurred and be continuing and (z) an amount equal to the Net Proceeds received from such sale, lease or other disposition (but excluding any portion of the Net Proceeds which are attributable to assets which constitute less than a substantial part of the assets of the Borrower and its Subsidiaries) shall be used, in any combination:

                    (1) within two years of such sale, lease or disposition to acquire productive assets used or useful in carrying on the business of the Borrower and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; or

                    (2) to prepay or retire Consolidated Debt of the Borrower and/or its Subsidiaries.

As used in this Section 5.02(g), a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its Subsidiaries during the same fiscal year, exceeds 15% of the book value of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Borrower and its Subsidiaries, and (ii) any transfer of assets from the Borrower to any Wholly-Owned Subsidiary or from any Subsidiary to the Borrower or a Wholly-Owned Subsidiary.

                    (h) Sale of Stock. (i) Not permit any Subsidiary to issue or sell any shares of stock or other equity interests of any class (including as “stock” for the purposes of this Section 5.02(h), any warrants, rights or options to purchase or otherwise acquire stock or other equity interests or other securities exchangeable for or convertible into stock or other equity interests) of such Subsidiary to any Person other than the Borrower or a Wholly-Owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive or contractual rights of minority shareholders in connection with the simultaneous issuance of stock or other equity interests to the Borrower and/or a Subsidiary whereby the Borrower and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

                         (ii) The Borrower will not sell, transfer or otherwise dispose of any shares of stock or other equity interests of any Subsidiary (except to qualify directors), and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Borrower or a Wholly-Owned Subsidiary) any shares of stock or other equity interests of any other Subsidiary, unless (A) the consideration for such sale, transfer or other disposition is either cash or shares of stock, (B) such sale, transfer or other disposition is made to a Person (other than an Affiliate), of the Borrower’s entire Investment in such Subsidiary and (C) such sale, transfer or other disposition can be made within the limitations of Section 5.02(g).

                    (i) Subsidiary Debt. The Borrower will not permit any Consolidated Subsidiary to, directly or indirectly, incur or have outstanding any Debt except (i) Debt outstanding on the date of this Agreement and described in Schedule 5.02(i), (ii) Debt owing to the Borrower or to a Wholly-Owned Consolidated Subsidiary and (iii) Debt secured by Liens permitted under Section 5.02(a).

                    SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                    (a) Debt/EBITDA Ratio. Maintain a Debt/EBITDA Ratio of not more than 3.50:1.

                    (b) Fixed Charge Coverage Ratio. Maintain a ratio of Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries to the sum of interest payable on, and amortization of debt discount in respect of, all Consolidated Recourse Debt during such period, by the Borrower and its Consolidated Subsidiaries for each period of four fiscal quarters of not less than 4.00:1.

ARTICLE VI

EVENTS OF DEFAULT

                    SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

                    (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

                    (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                    (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03 or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

                    (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (excluding any Nonrecourse Debt or Debt of any Project Mining Subsidiary) that is outstanding in a principal or net amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                    (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                    (f) Judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 20 days from the entry thereof; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

                    (g) NACCO shall cease to own, directly or indirectly, at least 51% of the Voting Stock of the Borrower; or

                    (h) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or

                    (i) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or

                    (j) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

                    (k) The Insufficiency under all Plans exceeds $80,000,000; or

                    (l) The Borrower or any of its Subsidiaries establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Borrower, except as could not reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

                    SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                    SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

                    SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

                    SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                    SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

                    SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent, unless a Default has occurred and is continuing, of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

                    SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment under the Term Facility or the Revolving Credit Facility if such Lender is directly affected by such amendment, waiver or consent, (i) increase the Commitments of the Lenders, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent of Section 8.07(f) shall, unless in writing and signed by each Lender that has granted a funding option to an SPC in addition to the Lenders required above to take such action, affect the rights or duties of such Lender or SPC under this Agreement or any Note.

                    SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at Signature Place II, 14785 Preston Road, Suite 1100, Dallas, Texas 75254-7891, Attention: K. Donald Grischow; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                    (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform, except to the extent resulting from the gross negligence or willful misconduct of such Persons. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

                    (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

                    SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                    SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

                    (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                    (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 18(d) or (e), 2.09 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                    (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

                    SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

                    SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                    SECTION 8.07. Assignments and Participations. (a) Each Lender may with the consent of the Agent and, unless an Event of Default has occurred and is continuing at the time of such assignment, the Borrower (which consent, in each case, shall not be unreasonably withheld or delayed) and, if demanded by the Borrower (following (x) a demand by such Lender pursuant to Section 2.10 or 2.13, (y) a default by such Lender in the performance of its obligations hereunder or (z) such Lender’s refusal to approve any amendment or waiver to this Agreement requested by the Borrower) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, (x) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof under each Facility for which a Commitment is being assigned and (y) no assignment which would result in any Lender holding less than $5,000,000 under any Facility shall be permitted, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.10, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                    (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                    (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

                    (d) The Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                    (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                    (f) Each Lender may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Lender is obligated to fund under this Agreement (and upon the exercise by such SPC of such option to fund, such Lender’s obligations with respect to such Advance shall be deemed satisfied to the extent of any amounts funded by such SPC); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) any such option granted to an SPC shall not constitute a commitment by such SPC to fund any Advance, (v) neither the grant nor the exercise of such option to an SPC shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including, without limitation, its obligations under Section 2.09) and (vi) no SPC shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, nor any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option. Each party to this Agreement hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. Subject to the foregoing provisions of this clause (f), an SPC shall have all the rights of the granting Lender. An SPC may assign or participate all or a portion of its interest in any Advances to the granting Lender or to any financial institution providing liquidity or credit support to or for the account of such SPC without paying any processing fee therefor and, in connection therewith may disclose on a confidential basis any information relating to the Borrower to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. In furtherance of the foregoing, each party hereto agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

                    (g) Any Lender may, in connection with any assignment, participation or grant of funding option or proposed assignment, participation or grant of funding option pursuant to this Section 8.07, disclose to the assignee, participant or SPC or proposed assignee, participant or SPC any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee, participant or SPC or proposed assignee, participant or SPC shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

                    (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                    SECTION 8.08. Confidentiality. Neither the Agent nor any Lender or SPC shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, attorneys, accountants and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                    SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                    SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Process Agent”) and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

                    (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    SECTION 8.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

[Rest of page intentionally left blank]

                    SECTION 8.13. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE NORTH AMERICAN COAL CORPORATION
By:
Title:

CITIBANK, N.A., as Agent
By:
Title:

Initial Lenders
CITIBANK, N.A.

By:
Title:

KEYBANK NATIONAL ASSOCIATION
By:
Title:

PNC BANK, NATIONAL ASSOCIATION
By:
Title:

REGIONS BANK
By:
Title:

U.S. BANK NATIONAL ASSOCIATION
By:
Title:

SCHEDULE I
THE NORTH AMERICAN COAL CORPORATION
CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial	Revolving Credit		Domestic Lending
Lender	Commitment	Term Commitment	Office	Eurodollar Lending Office
Citibank, N.A.	$20,192,308	$14,807,692	Two Penns Way New Castle DE 19720 Attn: Jason Trala T: (302) 894-6075 F: (302) 894-6120	Two Penns Way New Castle DE 19720 Attn: Jason Trala T: (302) 894-6075 F: (302) 894-6120
KeyBank National Association	$14,423,077	$10,576,923	127 Public Square Cleveland, OH 44114 Attn: Marianne Meil T: (216) 689-3549 F: (216) 689-4981	127 Public Square Cleveland, OH 44114 Attn: Marianne Meil T: (216) 689-3549 F: (216) 689-4981
PNC Bank, National Association	$14,423,077	$10,576,923	One PNC Plaza, 3Fl. 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Richard Munsick T: (412) 762-4299 F: (412) 705-3232	One PNC Plaza, 3Fl. 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Richard Munsick T: (412) 762-4299 F: (412) 705-3232
Regions Bank	$14,423,077	$10,576,923	417 North 20th Street Corporate Banking 8th Floor Birmingham, AL 35203 Attn: Michelle Walls T: (205) 326-7353 F: (203) 326-7746	417 North 20th Street Corporate Banking 8th Floor Birmingham, AL 35203 Attn: Michelle Walls T: (205) 326-7353 F: (203) 326-7746
U.S. Bank National Association	$11,538,462	$8,461,538	555 S.W. Oak Street FL-7 Portland, OR 97204 Attn: Lennie Regalado T: (503) 275-5960 F: (503) 275-4600	555 S.W. Oak Street FL-7 Portland, OR 97204 Attn: Lennie Regalado T: (503) 275-5960 F: (503) 275-4600
Total:	$75,000,000	$55,000,000

Schedule 1.01

SCHEDULE OF INTER-COMPANY UNCONSOLIDATED DEBT

Fluctuating Balance Promissory Note, dated January 1, 1999, payable by The North American Coal Corporation to The Coteau Properties Company.

Schedule 3.01(b)

SCHEDULE OF DISCLOSED LITIGATION

1.	Dispute with Robert A. Keogh and Priscilla Keogh, Trustee regarding Coal Lease dated June 1, 1960 and Extension Agreement dated October 14, 1971.

By letter dated May 30, 2002, Robert A. Keogh notified North American Coal Royalty Company that the lessors considered the above referenced coal lease covering lands in Mercer County, North Dakota to have expired as of August 30, 2001. Based on their interpretation, the lessors have not cashed checks the Company has sent to them since August 30, 2001 for payment due under the coal lease.

By letter dated June 12, 2002, the Company responded that the Company had extended term of the subject coal lease by tendering annual advance royalty payments to the lessor. The Company also stated the even though the coal lease term had been extended it was willing to enter into a replacement coal lease on terms specified in the letter. Mr. Keogh subsequently rejected the Company’s offer to enter into a replacement coal lease. The Company intends to continue making payments to the lessors in accordance with the terms of the coal lease. The Company has made an offer to the lessors in an effort to resolve the lessors’ complaints and is awaiting a response.

2.	Dispute with Tim Pruitt, et al. regarding Coal Lease at Mississippi Lignite Mining Company.

The lessors under a coal lease held by Mississippi Lignite Mining Company have refused to cash the surface damage payment check that the Company issued to them, claiming that the payment did not properly compensate them for the value of trees the Company removed from their property to construct a sedimentation pond. The lessors have notified the Company that if the Company does not pay them an amount they consider adequate for the trees removed and lease an additional tract from them under terms they demand, they will consider the existing coal lease to be terminated. The Company believes the existing coal lease is in full force and effect and will defend vigorously any attempt by the lessors to terminate it.

3.	Dispute with Jerry Orr regarding Coal Lease at Mississippi Lignite Mining Company.

Mr. Orr is the lessor under a coal lease held by Mississippi Lignite Mining Company. He has refused to cash annual advance royalty checks that Phillips Coal Company and the Company have sent him, claiming that Phillips Coal Company, from which the Company acquired the coal lease, failed to make a timely payment to extend the term of the coal lease. The Company has notified Mr. Orr that it considers the coal lease to be in full force and effect, but is willing to negotiate reasonable terms to settle the matter.

4.	Charge of Discrimination by John J. Tymrak, Jr.

On October 8, 2003 John J. Tymrak, an employee at the Company’s San Miguel Lignite Mining Operations, filed a Charge of Discrimination with the Equal Employment Opportunity Commission (EEOC). Mr. Tymrak claims that the Company violated the Age Discrimination in Employment Act of 1967 and the Americans with Disabilities Act of 1990. Mr. Tymrak also filed a complaint with the Wage and Hour Division of the Department of Labor (Wage & Hour Division), claiming that the Company violated the Family and Medical Leave Act of 1993. Both charges stem from the Company’s decision to offer Mr. Tymrak a position as a heavy equipment operator rather than reinstating him as a mechanic after he returned to work from long term disability leave for a knee injury. The Wage and Hour Division has notified the Company that it has closed its investigation of Mr. Tymrak’s Family and Medical Leave Act complaint, because he has engaged a private attorney. The Company filed a response with the EEOC denying that the Company discriminated against Mr. Tymrak. On May 13, 2004 the EEOC dismissed Mr. Tymrak’s Charge of Discrimination. On July 20, 2004, Mr. Tymrak filed suit in Bexar County District Court alleging that the Company terminated him because of his age in violation of the Texas Labor Code and in retaliation for complaining about discriminatory treatment and retaliation for filing a worker’s compensation claim, also in violation of the Texas Labor Code. The Company believes that the claims by

Mr. Tymrak, who has not, in fact been terminated, are groundless, and the Company intends to defend itself vigorously against his claims.

5.	The North American Coal Corporation Savings Plan and its Plan Administrator, The North American Coal Corporation, Plaintiffs, v. Todd Roth and Mitch Schlaht, Defendants, In the U.S. District Court of North Dakota (Southwestern Division), Civil Action Case No. A4-03-124

On November 4, 2003, the Company, as Plan Administrator of the Savings Plan, filed suit against defendants Todd Roth and Mitch Schlaht to recover an overpayment of $28,651.78 from the distribution of Mr. Roth’s account balance in the Savings Plan. Due to an administrative error, in early September, 2003, the Company processed Mr. Roth’s request for the distribution of his entire account balance in the Saving Plan. On September 26, 2003, the Company received a copy of a Qualified Domestic Relations Order issued by a state District Court in Burleigh County, North Dakota, which QDRO awarded 65% of the net balance in Mr. Roth’s Savings Plan account to his ex-spouse. The overpayment of $28,651.78 is Defendant Roth’s ex-spouse’s share of his account as determined pursuant to the QDRO. Defendant Roth, who is incarcerated in prison, endorsed the distribution check to Defendant Schlaht, who signed and cashed the check. The Company is vigorously pursuing reimbursement of the overpayment. On March 22, 2004, the U.S. District Court granted the Company’s Motion for Summary Judgment as to Defendant Roth and Partial Summary Judgment as to Defendant Schlaht. Defendant Roth has filed with the 8th Circuit Court of Appeals a Motion to Stay further proceedings in the District Court with respect to the summary judgment. The 8th Circuit Court of Appeals granted the Company’s Motion to Dismiss Defendant Roth’s appeals and denied Roth’s Motion to Stay. The Company has filed a motion to hold Roth in contempt of court for failure to comply with the judgment entered against him, and the Court has not yet ruled on this motion.

6.	Dispute Regarding Coal Ownership at Mississippi Lignite Mining Company.

A dispute exists regarding the ownership of the coal underlying certain tracts of land at Mississippi Lignite Mining Company. The Company has a lease covering several tracts with Johnny F. Black, William E. Black, Thomas B. Black, Barbara B. Nelson and J. P. Black, who claim 100% of the coal under the leased premises. The Company also has a lease with Black Stone Acquisitions Partners I, LP, successor to the interest of Tormin, Inc. who claims 50% of the coal under the same leased premises as a result of an old Federal Land Bank reservation of 50% of the oil, gas and other minerals. The Company commenced mining operations on one of the tracts and in accordance with the terms of the leases has suspended royalty payments on 50% of the coal being mined until the dispute between the two claimants is terminated and the Company is furnished with documentation satisfactory to evidence legal title to the disputed 50% coal interest.

7.	Dos Republicas Resources Co., Inc. Request for Extension of Time to Commence Mining Operations, Eagle Pass Mine, Maverick County, Texas, before the Railroad Commission of Texas, Surface Mining and Reclamation Division, Docket No. C3-0016-SC-42-B.

NAC and Dos Republicas Resources Co., Inc. (DRRC) are general partners in Dos Republicas Coal Partnership (DRCP) which was created under the Amended and Restated Joint Venture Agreement dated October 10, 1996 for the purpose of mining and selling coal from the Eagle Pass Mine reserves in Maverick County, Texas. The initial five (5) year permit for the project became effective on April 11, 2000. Under the terms of the surface mining and reclamation permit (“Permit”) issued by the Railroad Commission of Texas (the “Commission”) , the Permit would automatically expire on April 11, 2003 if the permit holder did not commence mining operations by such date.

DRRC and NAC, who were not successful in obtaining a coal supply agreement for the project, were in the process of winding up the partnership when Coahuila Industrial Minera, S.A. (a Mexican company) indicated its desire to purchase the partnership and/or its assets. Any such sale would be conditioned on the permit being extended. Therefore, on April 4, 2003, DRRC filed a request for an extension to commence operations at the Eagle Pass Mine.

Hearings were held before the Hearings Examiner for the Commission on October 1 to 3, 2003. On December 18, 2003, the Hearings Examiner issued her Proposal for Decision recommending that the Commission enter an Order granting the request for extension of time to April 11, 2005 to commence mining operations.

On February 10, 2004, the Commission approved the requested extension. On April 20, 2004 Theodosia Coppock, who owns land adjoining the proposed mine site, filed suit against the Commission in the District Court of Travis County, Texas, appealing the Commission’s approval of the requested extension of time to commence mining operations. A hearing on Coppock’s appeal was held on January 7, 2005

At the hearing, the Court ruled against DRRC on the issue of whether it was entitled to an extension of the time to commence mining operations because of the lack of a market for the coal. As a result of the Court’s ruling, DRRC does not have valid surface mining Permit at this time, pending an appeal to the Texas Court of Appeals. The Railroad Commission of Texas has requested the Texas Attorney General’s office to file an appeal of the Court’s decision. In the interim, DRRC has filed for a further extension of the commencement of mining requirement based on the Texas Natural Resource Code Section 134.072 and 16 TAC Section 12.219(b) which provides that an extension can be granted if “litigation precludes the commencement or threatens substantial economic loss to the permitee.” The Commission has stayed all proceedings pending the outcome of the Commission’s appeal to the Texas Court of Appeals.

8.	Lendell Banks v. Marcelo P. Merino, et al., in the Circuit Court of the 1st Judicial District of Hinds County, Mississippi, Civil Action No. ###-##-#### CIV.

This is a personal injury suit arising out of a motor vehicle accident in which Marcelo P. Merino was involved while on Company business. The Company’s auto liability insurance carrier has undertaken the defense of Mr. Merino and the Company. The parties have agreed to settle this matter.

9.	Carl Wilbanks v. The North American Coal Corporation and Marcelo P. Merino in the Circuit Court Leake County, Mississippi, Civil Action No. 2004-0099.

This is a personal injury suit arising out of the same motor vehicle accident that is the subject of Lendell Banks v. Marcelo Merino, et al. described above. The Company has submitted the matter to its auto liability carrier to undertake the defense of Mr. Merino and the Company. The parties are undertaking discovery.

10.	Complaint by Larry Slone to the Railroad Commission of Texas (RCT).

Mr. Larry Slone owns a tract of land adjoining The Sabine Mining Company’s (Sabine) mine and has sent letters to the RCT, complaining that discharges from one of Sabine sedimentation ponds has caused erosion in the stream channel that runs through his property. By letter dated June 28, 2004, the RCT advised Mr. Slone that the RCT will attempt to develop a suitable engineering correction for the problems of which Mr. Slone has complained.

On December 21, 2004 Mr. Slone filed an action against Southwestern Electric Power Company, Sabine’s customer, for damages allegedly caused by Sabine’s discharges. To date Sabine has not been joined in this action.

11.	Tony L. Broome v. The Sabine Mining Company, in the District Court of Harrison County, Texas, Cause No. 04-1004.

On October 12, 2004, Tony L. Broome filed suit against The Sabine Mining Company for injuries suffered while performing repairs on one of Sabine’s coal hauling trucks. Mr. Broome was an employee of an independent contractor, Minserco, and the injuries he sustained resulted in the amputation of his left foot. Mr. Broome alleges that the accident was the result of Sabine’s negligence, which Sabine denies.

This claim is covered by Sabine’s liability insurance, and Sabine has referred the claim to its insurance carrier.

Under the terms of Sabine’s contract with Minserco, Minserco is required to indemnify Sabine for claims by Minserco’s employees against Sabine that result from the negligence of Minserco. Furthermore, Minserco was required to name Sabine as an additional insured under its liability insurance. Sabine tendered the defense of this claim to Minserco and its insurance carrier. Minserco refused to accept the defense of the claim, so Sabine has joined Minserco as a third party defendant. The parties are undertaking discovery.

12.	Nicky E. Holloway v. Mississippi Lignite Mining Company, in the Circuit Court of Choctow County, MS, Civil Action No. 20005-0006-CV-L.

This is a wrongful termination action by a former employee of Mississippi Lignite Mining Company, who alleges that he was terminated for reporting to the Mississippi Workers Compensation Commission that the Company “illegally and unlawfully” failed to provide Workers Compensation Coverage. The Company at all times has provided Workers Compensation Coverage, believes that the claims by Mr. Holloway are groundless and intends to defend itself vigorously against his claims.

13.	Voda Petroleum Site.

By letter March 27, 1996 the U.S. Environmental Protection Agency (“U.S. EPA”) notified The Sabine Mining Company that it may be a potentially responsible party for the Voda Petroleum Site in Clarksville, Gregg County, Texas. Following receipt of this notice, Sabine reviewed its records and determined that it had sent five shipments of nonhazardous waste oil to the site between 1984 and 1986. Accordingly, the Company believes that these are subject to the Oil Pollution Act, not “Superfund” or CERCLA, and that the Company is not responsible for cleanup and removal costs of the waste oil. By letter dated December 31, 1998, U.S. EPA notified Sabine that it had spent $804,260.04 cleaning up the site and invited Sabine to enter into a de minimis agreement to pay a portion of this cost. Sabine declined to enter into such an agreement and has had no further communication from U.S. EPA on this matter.

By letter November 6, 2000, the Texas Natural Resources Conservation Commission (“TNRCC”) also notified Sabine that it considers Sabine to be a potentially responsible party for Voda Petroleum Site and invited Sabine to submit a good faith offer to fully fund or conduct a Remedial Investigation/Feasibility Study (“RI/FS”). Sabine declined to submit an offer. By letter dated September 14, 2001, TNRCC notified Sabine that none of the PRPs had offered to do an RI/FS, that TNRCC intended to begin remedial action at the site and that it would be authorized to initiate a cost recovery action for amounts expended. The Company believes that Sabine’s liability, if any, will be de minimis.

14.	Diesel Fuel in Monitoring Wells at The Coteau Properties Company.

Trace amounts of weathered diesel fuel have been found in groundwater monitoring wells near the fuel farm site at The Coteau Properties Company. Environmental personnel at Coteau believe this may be from an old leak at the fuel farm. The closest tanks were reset. The State Health Department has been informed and has approved Coteau’s proposal to continue monitoring. No further cleanup or remedial action is planned at this time.

Schedule 4.01(s)

SCHEDULE OF BORROWER’S SUBSIDIARY COMPANIES

Subsidiary Name	Entity Type	State of Formation	Ownership Interest

The Coteau Properties Company	Corporation	Ohio	100%
The Falkirk Mining Company	Corporation	Ohio	100%
The Sabine Mining Company	Corporation	Nevada	100%
Mississippi Lignite Mining Company(1)	Joint Venture	Texas	100%
Red River Mining Company(2)	Joint Venture	Texas	100%
North American Coal Royalty Company	Corporation	Delaware	100%
Red Hills Property Company L.L.C.	Limited Liability Company	Mississippi	100%
Oxbow Property Company L.L.C.	Limited Liability Company	Louisiana	100%
Dos Republicas Coal Partnership(3)	General Partnership	Texas	55.42%

(1)	Mississippi Lignite Mining Company is a joint venture of The North American Coal Corporation and Red Hills Property Company L.L.C.

(2)	Red River Mining Company is a joint venture of The North American Coal Corporation and Oxbow Property Company L.L.C.

(3)	Dos Republicas Coal Partnership is a partnership of The North American Coal Corporation and Dos Republicas Resources Co., Inc.

Schedule 4.01(s)

SCHEDULE OF BORROWER’S DIRECTORS AND SENIOR OFFICERS

OFFICERS

Name:	Clifford R. Miercort	Name:	Charles B. Friley
Title:	President and	Title:	Senior Vice President and
	Chief Executive Officer		Chief Financial Officer

Name:	Thomas A. Koza	Name:	Clark A. Moseley
Title:	Vice President – Law and Administration, and	Title:	Vice President – Business Development and
	Secretary		Engineering

Name:	Bob D. Carlton	Name:	K. Donald Grischow
Title:	Vice President - Financial Services, and	Title:	Treasurer
Controller

Name:	Robert L. Benson	Name:	Andrew S. Good
Title:	Vice President - Eastern & Southern	Title:	Assistant Secretary
Operations

Name:	Charles A. Bittenbender
Title:	Assistant Secretary

DIRECTORS

Name:	Owsley Brown II	Name:	Robert M. Gates

Name:	Leon J. Hendrix, Jr.	Name:	Dennis W. LaBarre

Name:	Clifford R. Miercort	Name:	Richard de J. Osborne

Name:	Alfred M. Rankin, Jr.	Name:	Roger F. Rankin

Name:	Ian M. Ross	Name:	Michael E. Shannon

Name:	Britton T. Taplin	Name:	David F. Taplin

Name:	John F. Turben	Name:	Eugene Wong

Schedule 4.01(u)

SCHEDULE OF NECESSARY INTELLECTUAL PROPERTY RIGHTS

NONE

Schedule 4.01(v)

SCHEDULE OF MATERIAL CONTRACTS

1.	Coteau Lignite Sales Agreement dated as of January 1, 1990 between The Coteau Properties Company and Dakota Coal Company, as amended.

2.	Restatement of Coal Sales Agreement dated as of January 1, 2000 between The Falkirk Mining Company and Great River Energy, Cooperative Power Association and United Power Association.

3.	Second Restatement of Lignite Mining Agreement dated as of December 1, 2001, between Southwestern Electric Power Company and The Sabine Mining Company.

4.	Lignite Sales Agreement dated as of April 1, 1998, between Mississippi Lignite Mining Company and Choctaw Generation Limited Partnership, as amended.

5.	Lignite Supply and Transportation Agreement dated January 1, 1995 between Red River Mining Company and Central Louisiana Electric Company, Inc. and Southwestern Electric Power Company, as amended.

6.	Contract Mining Agreement dated January 22, 1997 between San Miguel Electric Cooperative, Inc. and The North American Coal Corporation, as amended,

7.	Mining Services Agreement dated December 15, 1994, by and between Vecellio & Grogan Inc., d/b/a White Rock Quarries and The North American Coal Corporation, as amended.

8.	Mining Services Agreement dated January 12, 2001, by and between Vecellio & Grogan Inc., d/b/a White Rock Quarries and The North American Coal Corporation, as amended.

9.	Mining Services Agreement dated March 1, 2004, by and between Vecellio & Grogan Inc., d/b/a White Rock Quarries and The North American Coal Corporation.

10.	Mining Services Agreement dated May 18, 2004, by and between Vecellio & Grogan Inc., d/b/a White Rock Quarries and The North American Coal Corporation.

11.	Mining Services Agreement dated February 4, 2005, by and between Vecellio & Grogan Inc., d/b/a White Rock Quarries and The North American Coal Corporation.

12.	Mining Services Agreement dated March 11, 2003, between Rinker Materials of Florida, Inc. and The North American Coal Corporation.

13.	Mining Services Agreement dated January 12, 2004, between Rinker Materials of Florida, Inc. and The North American Coal Corporation.

14.	Mining Services Agreement dated January 21, 2005, between Rinker Materials of Florida, Inc. and The North American Coal Corporation.

Schedule 5.02(a)

SCHEDULE OF EXISTING LIENS

Three Promissory Notes dated April 2, 2003, and related Security Agreements dated March 26, 2003, between The North American Coal Corporation and Key Equipment Finance:

Principal Balance
$5,823,292.08 38	payments of principal and interest of $170,706.67 (final payment in May 2008)

$1,648,446.03 26	payments of principal and interest of $70,148.95 (assigned to Siemens Financial) (final payment in May 2007)

$1,863,145.93 26	payments of principal and interest of $79,285.42 (assigned to Siemens Financial) (final payment in May 2007)

Schedule 5.02(i)

SCHEDULE OF SURVIVING DEBT

NONE

EXHIBIT A-1 - FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$	Dated: , 200_

     FOR VALUE RECEIVED, the undersigned, THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                          (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of March 8, 2005 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

     This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     This Promissory Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

THE NORTH AMERICAN COAL CORPORATION

By:

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid or	Unpaid Principal	Notation
Date	Advance	Prepaid	Balance	Made By

2

EXHIBIT A-2 - FORM OF
TERM PROMISSORY NOTE

U.S.$	Dated: , 200_

     FOR VALUE RECEIVED, the undersigned, THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                          (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Term Advance made by the Lender to the Borrower pursuant to the Credit Agreement dated as of March 8, 2005 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) on the dates and in the amounts specified in the Credit Agreement.

     The Borrower promises to pay interest on the unpaid principal amount of the Term Advance from the date of the Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. The Term Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

     This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single Term Advance by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     This Promissory Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

THE NORTH AMERICAN COAL CORPORATION

By:

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid or	Unpaid Principal	Notation
Date	Advance	Prepaid	Balance	Made By

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EXHIBIT B — FORM OF NOTICE OF
BORROWING

Citibank, N.A., as Agent

 for the Lenders parties
 to the Credit Agreement
 referred to below
 Two Penns Way
 New Castle, Delaware 19720

[Date]

               Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

               The undersigned, The North American Coal Corporation, refers to the Credit Agreement, dated as of March 8, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

               (i) The Business Day of the Proposed Borrowing is ___, 200_.

               (ii) The Facility under which the Proposed Borrowing is requested is the [Term][Revolving Credit] Facility.

               (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

               (iv) The aggregate amount of the Proposed Borrowing is $___.

               [(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ___month[s].]

               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

               (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

               (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

THE NORTH AMERICAN COAL CORPORATION

By

Title:

EXHIBIT C — FORM OF
ASSIGNMENT AND ACCEPTANCE

     Reference is made to the Credit Agreement dated as of March 8, 2005 (as amended or modified from time to time, the “Credit Agreement”) among The North American Coal Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

     The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facility or Facilities specified on Schedule 1 hereto. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes held by the Assignor and requests that the Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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Schedule 1

to

Assignment and Acceptance

As to the Revolving Credit Facility:

Percentage interest assigned:	%

Assignee’s Revolving Credit Commitment:	$

Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$

Principal amount of Revolving Credit Note payable to Assignee:	$

Principal amount of Revolving Credit Note payable to Assignor:	$

As to the Term Facility:

Percentage interest assigned:	%

Assignee’s Term Commitment:	$

Aggregate outstanding principal amount of Term Advances assigned:	$

Principal amount of Term Note payable to Assignee:	$

Principal amount of Term Note payable to Assignor:	$

Effective Date*: , 200_

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated:	, 200_

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated:	, 200_

* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

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Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Accepted [and Approved]** this
day of , 200_

CITIBANK, N.A., as Agent

By
Title:

[Approved this day
of , 200_

THE NORTH AMERICAN COAL CORPORATION

By ]*
Title:

** Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

* Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

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EXHIBIT D-1 OPINION OF JONES DAY

March 8, 2005

Citibank, N.A., as Agent under the
Credit Agreement, as hereinafter
defined (the “Agent”) and
The Lenders parties to
the Credit Agreement

Re: Credit Agreement, dated as of March 8, 2005, among The North American
Coal Corporation, the Lenders identified in the Credit Agreement and the Agent

Ladies and Gentlemen:

      We have acted as special New York counsel for The North American Coal Corporation, a Delaware corporation (the “Company”) in connection with the Credit Agreement, dated as of March 8, 2005 (the “Credit Agreement”), among the Company, the financial institutions listed on the signature pages thereof (the “Lenders”) and Citibank, N.A., as agent for the Lenders (in such capacity, the “Agent”). This opinion letter is delivered to you pursuant to Section 3.01(h)(iv)(A) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. The Uniform Commercial Code, as amended and in effect in the State of New York on the date hereof, is referred to herein as the “NY UCC.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

      In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

(1)	an executed copy of the Credit Agreement;

(2)	an executed copy of each of the Notes (the “Notes”); and

(3)	the Officer’s Certificate of the Company delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit A (the “Officer’s Certificate”).

      The documents referred to in items (1) and (2) above are referred to herein collectively as the “Credit Documents.”

      In all such examinations, we have assumed, without independent investigation, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Credit Documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Credit Documents with their covenants and agreements contained therein. With respect to the opinions expressed in paragraph (a) below, our opinions are limited (x) to our actual knowledge, if any, of the Company’s specially regulated business activities and properties based solely upon an officer’s certificate in respect of such matters and without any independent investigation or verification on our part and (y) to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Credit Documents.

      To the extent it may be relevant to the opinions expressed herein, we have assumed, without independent investigation, that the parties to the Credit Documents other than the Company have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

      Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

      (a) The execution and delivery to the Agent and the Lenders by the Company of the Credit Documents and the performance by the Company of its obligations thereunder, (i) do not require under present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America any filing or registration by the Company with, or approval or consent to the Company of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained except those required in the ordinary course of business in connection with the performance by the Company of its obligations under certain covenants contained in the Credit Documents and (ii) do not violate any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America applicable to the Company or its property.

      (b) Upon execution and delivery of the Notes by the Company, each such Note will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each other Credit Document constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      (c) The borrowings by the Company under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).

      The opinions set forth above are subject to the following qualifications and limitations:

      (A) Our opinions in paragraph (b) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.

      (B) We express no opinion as to the enforceability of any provision in the Credit Documents:

     (i) relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

     (ii) providing that any person or entity may exercise set-off rights other than in accordance with and pursuant to applicable law;

     (iii) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;

     (iv) purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

     (v) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Credit Documents; or

     (v) giving any person or entity the power to accelerate obligations without any notice to the obligor.

      (C) Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

     (i) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

     (ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

      (D) We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of the Credit Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions).

      (E) For purposes of our opinions above insofar as they relate to the Company, we have assumed that (i) the Company is a corporation validly existing in good standing in its jurisdiction of organization, has all requisite power and authority, and has obtained all requisite corporate, shareholder and third party consents and approvals necessary to execute, deliver and perform the Credit Documents and that such execution, delivery, performance and grant will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties (except to the extent noted in paragraph (a) above), and (ii) the Credit Documents have been duly executed and delivered by it.

      (F) For purposes of the opinions set forth in paragraph (c) above, we have assumed that (i) neither the Agent nor any of the Lenders has or will have the benefit of any agreement or arrangement (excluding the Credit Documents) pursuant to which any extensions of credit to the Company are directly or indirectly secured by “margin stock” (as defined under the Margin Regulations), (ii) neither the Agent nor any of the Lenders nor any of their respective affiliates has extended or will extend any other credit to the Company directly or indirectly secured by margin stock and (iii) neither the Agent nor any of the Lenders has relied or will rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Credit Agreement.

      The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York, in each case as currently in effect.

      We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations applicable to each of them by reason of their status as or affiliation with a federally insured depository institution.

      Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

      In rendering this opinion, we have relied, with your permission, upon the opinion of Thomas A. Koza, Esq., the Vice President — Law and Administration of the Company, a copy of which has been furnished to you.

      The opinions expressed herein are solely for the benefit of the addressees hereof in connection with the transaction referred to herein and may not be relied on by such addressees for any other purpose or in any manner or for any purpose by any other person or entity.

      Dennis W. LaBarre, a partner of Jones Day, is a Director of NACCO Industries, Inc., the parent of the Company, and a Director of the Company.

Very truly yours,

EXHIBIT D-2 - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

March 8, 2005

Citibank, N.A., as Agent under the
Credit Agreement, as hereinafter
defined (the “Agent”) and
The Lenders parties to the Credit Agreement

Re:	Credit Agreement, dated as of March 8, 2005 (the “Credit Agreement”) among The North American Coal Corporation, a Delaware corporation (the “Company”), the Lenders identified in the Credit Agreement and the Agent

Ladies and Gentlemen:

         I am the Vice President - Law and Administration for The North American Coal Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with the preparation, execution and delivery of the Credit Agreement and the Notes delivered to the Lenders on the date hereof (the “Notes”), the Credit Agreement and the Notes being collectively referred to as the “Credit Documents.” This opinion is delivered to you pursuant to Section 3.01(h)(iv)(B) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

         In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed necessary for the purposes of this opinion. I have examined, among other documents, the following:

(i)	An executed copy of the Credit Agreement, signed by the Company and by the Agent and certain of the Lenders; and

(ii)	An executed copy of each of the Notes.

         I, or attorneys over whom I exercise supervision, have also examined the originals, or copies certified to our satisfaction, of the agreements, instruments and other documents, and all of the orders, writs, judgments, awards, injunctions and decrees, which affect or purport to affect the ability of the Company to perform its obligations under the Credit Documents to which it is a party. In addition, I, or attorneys over whom I exercise supervision, have examined the originals, or copies certified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, and such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions hereinafter expressed.

         To the extent it may be relevant to the opinions expressed herein, I have assumed that the parties to the Credit Documents other than the Company have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

         The opinions expressed below are limited to the federal laws of the United States, and, to the extent relevant hereto, the General Corporation Law of the State of Delaware, as currently in effect. I assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

     1. The Company (i) is a corporation duly incorporated, validly existing in good standing under the laws of the State of Delaware and (ii) has the corporate power and authority to enter into and to perform its obligations under the Credit Documents and to obtain extensions of credit under the Credit Agreement to the extent provided for therein. The Company possesses governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the absence of which would have a Material Adverse Effect.

     2. The execution, delivery and performance by the Company of the Credit Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action, consent or approval by or in respect of, or filing with, any governmental body, agency or official or other third party, do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the Certificate of Incorporation or By-laws of the Company or of any material agreement binding upon the Company or any judgment, injunction, order, decree or other instrument binding upon the Company, and will not result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries. The Credit Documents have been duly executed and delivered on behalf of the Company.

     3. There is no action, suit or proceeding pending against, or, to the best of my knowledge, threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official that purports to affect the legality, validity, binding effect or enforceability of the Credit Documents or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.

This opinion is furnished by me, as counsel to the Company, to you solely for your benefit and solely with respect to the transactions contemplated by the Credit Documents upon the understanding that I am not hereby assuming any professional responsibility to any other person whatsoever.

Very truly yours,

Vice President - Law and Administration,
The North American Coal Corporation

2